EXHIBIT 8.3
FORM OF OPINION TO BE DELIVERED ONLY IF THE STOCK VALUE CONDITION IS MET AND THE TRANSACTION IS TO BE STRUCTURED AS A REORGANIZATION
[LATHAM & WATKINS LLP LETTERHEAD]
[Date]
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588
     Re: Agreement and Plan of Merger by and among HeartWare International, Inc., Thoratec Corporation, Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc., dated as of February 12, 2009
Ladies and Gentlemen:
     We are acting as counsel to Thoratec Corporation, a California corporation (“Parent”), in connection with the merger (the “Merger”) of Thomas Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Thoratec (the “Merger Sub 1”) with and into HeartWare International, Inc., a Delaware corporation (the “Company”) (the “Merger”), and the subsequent merger of HeartWare with and into Thomas Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of Thoratec (“Merger Sub 2”) (the “Second Merger,” and together with the Merger, the “Mergers”), pursuant to the Agreement and Plan of Merger dated as of February 12, 2009, by and among HeartWare, Thoratec, Merger Sub I and Merger Sub II (the “Merger Agreement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.
     Pursuant to Section 6.11(a)(iii) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts and assumptions set forth herein, the Mergers, taken together, will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any exhibits, annexes and schedules thereto), (ii) the Registration Statement and Company Proxy Statement (including any exhibits and annexes thereto) filed with the Securities and Exchange Commission pursuant to Section 6.03 of the Merger Agreement, (iii) a certificate delivered to us by Parent, Merger Sub 1 and Merger Sub 2, dated as of the date hereof (the “Parent Tax Certificate”) containing representations made to us by Parent, Merger Sub 1 and Merger Sub 2, (iv) a certificate delivered to us by the Company, dated as of the date hereof (the “Company Tax Certificate,” and together with the Parent Tax Certificate, the “Tax Certificates”)

containing representations made to us by the Company, and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.
     In addition, we have assumed, with your consent, that:
     1. Original documents (including signatures) are valid and authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
     2. The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Company Proxy Statement, without the waiver or modification of any of the terms or conditions contained therein, and the Mergers will be effective under applicable state law;
     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time or the Second Merger Effective Time;
     4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time and the Second Merger Effective Time in each case without such qualification; and
     5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Company Proxy Statement.
     Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for United States federal income tax purposes, the Mergers, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.
     In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.
     This opinion represents and is based on our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

     We express no opinion concerning any tax consequences of the Mergers other than those specifically set forth herein. In addition, no opinion is expressed concerning any transaction other than the Mergers, or any transaction whatsoever, including the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied, including those contained in the Tax Certificates, are not true and accurate at all relevant times.
     This opinion is rendered to you in connection with the Mergers and pursuant to the requirements of Section 7.02(e) of the Merger Agreement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial or regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the proxy statement/prospectus therein under the captions “The Merger—Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,